Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333‑227600 & 333-102552 on Form S-3 and registration statements Nos.333-224941, 333-194954, 333-189239, 333-123001 and 333-122999 on Form S-8 of Essex Property Trust, Inc. of our reports dated February 19, 2021, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and Accounting Standards Update No. 2018-11, Leases (Topic 842): Targeted Improvements.
/s/ KPMG LLP
San Francisco, California
February 19, 2021